EXHIBIT 23(a)
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fahnestock Viner Holdings Inc. (the "Company") of our report dated February 29, 2000 relating to the financial statements which appear in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

/s/ PricewaterhouseCoopers LLP

New York New York
May 15, 200